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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIRST NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholder:

I am pleased to invite you to our 2008 Annual Meeting of Shareholders, which will be held on Tuesday, May 13, 2008, at 11 a.m., at Millwood Station, 252 Costello Drive, Winchester, Virginia. At the Meeting, we will be electing the current 11 members of our Board of Directors.

Whether or not you plan to attend in person, it is important that your shares be represented at the Meeting. Please complete, sign, date and return promptly the proxy card that is enclosed in the envelope provided in this mailing. If you later decide to attend the Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Meeting, you may do so and your proxy will have no further effect.

The Board of Directors and management of the Company appreciate your continued support and look forward to seeing you at the Meeting.

Sincerely,

Harry S. Smith

President and Chief Executive Officer

First National Corporation Notice of 2008 Annual Meeting and Proxy Statement

112 West King Street

Strasburg, Virginia 22657

April 8, 2008

Notice of Meeting

The 2008 Annual Meeting of Shareholders of First National Corporation will be held at the Millwood Station, 252 Costello Drive, Winchester, Virginia, on Tuesday, May 13, 2008, beginning at 11:00 a.m. The items of business are:

1.	To elect 11 directors, each for a term of one year; and

2.	To transact such other business as may properly come before the Annual Meeting. Management is not aware of any other business, other than procedural matters incident to the conduct of the Annual Meeting.

Shareholders of record of First National Corporation common stock (OTCBB: FXNC) at the close of business on March 21, 2008, are entitled to vote at the meeting and any postponements or adjournments of the meeting. A list of these shareholders is available at the offices of First National Corporation in Strasburg, Virginia.

Byron A. Brill

Vice Chairman and Secretary

Your Vote is Important

Please vote as promptly as possible by signing,

dating and returning the enclosed Proxy Card.

INTRODUCTION

This Proxy Statement is furnished to holders of common stock, $1.25 par value per share (“Common Stock”), of First National Corporation (the “Company”) in connection with the solicitation of proxies on behalf of the Company by the Board of Directors (the “Board”) of the Company to be used at the Annual Meeting of Shareholders to be held on May 13, 2008 at 11:00 a.m. at the Millwood Station, 252 Costello Drive, Winchester, Virginia, and any adjournment thereof (the “Annual Meeting”).

The principal executive offices of the Company are located at 112 West King Street, Strasburg, Virginia. The approximate date on which this Proxy Statement, the accompanying proxy card and Annual Report to Shareholders (which is not part of the Company’s soliciting materials) are being mailed to the Company’s shareholders is April 8, 2008. The cost of soliciting proxies will be borne by the Company.

Only shareholders of record at the close of business on March 21, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 2,922,860 shares of Common Stock issued and outstanding and approximately 675 shareholders of record and at least 478 additional beneficial owners of shares of Common Stock. The Company had no other class of equity securities outstanding at the Record Date.

Voting

Each share of Common Stock is entitled to one vote at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

Shareholders are encouraged to vote using a traditional proxy card. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained thereon. If no contrary instructions are given, each proxy received will be voted “for” the proposal described herein. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice thereof with the Secretary of the Company (Secretary, First National Corporation, c/o Registrar and Transfer Company, P.O. Box 1010, Cranford, New Jersey 07016); (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting or at any adjournment thereof and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.” Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter.

Unless authority is withheld in the proxy, each proxy executed and returned by a shareholder will be voted for the election of the nominees described in this Proxy Statement. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other matter that may properly come before the Annual Meeting.

Election of Directors

There are currently 11 directors serving on the Board, all of whom are standing for reelection at the Annual Meeting to serve for a one-year term and until the election and qualification of their respective successors.

Unless authority is withheld in the proxy, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below.

Proxies distributed in conjunction herewith may not be voted for persons other than the nominees named thereon. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee or nominees recommended by the Board. At this time, the Board knows no reason why any of the nominees listed below may not be able to serve as a director if elected. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority.

Set forth below is the name of each nominee and, as to each of the nominees, certain information including age and principal occupation. The date shown as the year in which the director was first elected to the Board represents the year in which the nominee or continuing director was first elected to the Board of the Company, or previously to the Board of First Bank (the “Bank”).

Gerald F. Smith, Jr. was first elected to the Board on October 3, 2007. Mr. Smith was recommended to the Nominating Committee by Dr. Davis, a non-management director of the Company.

Unless otherwise indicated, the business experience and principal occupations shown for each nominee has extended five or more years.

The Board recommends a vote “FOR” each of the following persons nominated by the Board.

Nominees

Nominee	Age	Year Named Director	Principal Occupation
Douglas C. Arthur	65	1972	Mr. Arthur is Chairman of the Board of the Company and the Board of the Bank. He is the senior and business partner of Arthur, Allamong & Brown, a general practice law firm with locations in Strasburg and Front Royal, Virginia. Mr. Arthur has been engaged in the practice of law since 1970. He also is a director of Shenandoah Telecommunications Company.

Dr. Byron A. Brill	60	1980	Dr. Brill is Vice Chairman and Secretary of the Board of the Company and Vice Chairman and Secretary of the Board of the Bank. Dr. Brill is a periodontist who has been in practice in Stephens City, Virginia since 1975.

Elizabeth H. Cottrell	57	1992	Mrs. Cottrell has been owner of Riverwood Technologies, a writing/editing and desktop publishing concern in Maurertown, Virginia, since 1991.

Dr. James A. Davis	62	1998	Dr. Davis is President of Shenandoah University located in Winchester, Virginia, a position that he has held since 1982. Dr. Davis also serves on the Board of National Fruit Product Company, Inc.

Nominees (continued)

Nominee	Age	Year Named Director	Principal Occupation
Christopher E. French	50	1996	Mr. French has served as President of Shenandoah Telecommunications Company, a telecommunications company headquartered in Edinburg, Virginia, since 1988. Mr. French is also a director of that company.

John K. Marlow	68	2001	Mr. Marlow is owner and President of Marlow Motor Co., Inc. in Front Royal, Tri-State Nissan in Winchester and Marlow Ford in Luray, Virginia, all of which are automotive sales and service firms. Mr. Marlow also serves on the Board of Trustees of Shenandoah University.

W. Allen Nicholls	61	1987	Mr. Nicholls is President of Nicholls Construction, Inc., a home builder located in Front Royal, Virginia, a position that he has held for over 30 years.

Henry L. Shirkey	65	1994	Mr. Shirkey is a customer service representative with Holtzman Oil Corp., a supplier and distributor of petroleum products in Mt. Jackson, Virginia, a position that he has held since 1993. Mr. Shirkey was previously a banker in Shenandoah County with Farmers Bank, Dominion Bank and First Union Bank and was involved in all phases of community bank management for over 30 years until his retirement.

Gerald F. Smith, Jr.	46	2007	Mr. Smith is President of Valley Proteins, Inc., a rendering business headquartered in Winchester, Virginia, a position that he has held since 1992. Mr. Smith also serves on the Board of Trustees of Shenandoah University.

Harry S. Smith	54	2000	Mr. Smith has been President and Chief Executive Officer of the Company and the Bank since 1998. Prior to that date, he had served as Vice President and Secretary of the Company and Executive Vice President, Secretary and Cashier of the Bank since 1985. Mr. Smith is also a director of the Winchester Medical Center and serves as Chairman of the Board of Trustees of Shenandoah University.

James R. Wilkins, III	39	2001	Mr. Wilkins is President of Silver Lake Properties, Inc. and General Partner of Wilkins Investments, L.P. and Wilkins Enterprises, L.P., all of which are real estate development and management companies in Winchester, Virginia. He has been in the real estate development and management business for over 18 years.

Executive Officers Who Are Not Directors

Executive Officer	Age	Position
M. Shane Bell	35	Mr. Bell has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since March 2005. He had previously served as Senior Vice President and Chief Financial Officer of the Company and the Bank from 2003 to 2005, Senior Vice President – Risk Management of the Bank in 2003 and Vice President – Risk Management of the Bank from 2002 to 2003. Prior to joining the Bank, Mr. Bell was employed from 1994 to 2002 as a Manager at the accounting firm of Yount, Hyde & Barbour, P.C.

Marshall J. Beverley, Jr.	56	Mr. Beverley has served as Executive Vice President – Senior Trust Officer of the Bank since December 2004. Prior to his employment with the Bank, Mr. Beverley had previously served as Senior Vice President/Team Director of BB&T Wealth Management (“BB&T”) in 2004, Senior Vice President - Senior Trust Officer of BB&T from 2002 to 2004 and Senior Vice President - Senior Trust Officer of F&M Trust Company from 1998 to 2002. Mr. Beverley has over 31 years of experience providing trust and investment services.

Dennis A. Dysart	36	Mr. Dysart has served as Executive Vice President and Chief Administrative Officer of the Bank since March 2005. Prior to that, Mr. Dysart had previously served as Executive Vice President – Administration of the Bank from 2003 to 2005 and Senior Vice President – Administration of the Bank from 1999 to 2003. Mr. Dysart has been employed by the Bank since 1993.

J. Andrew Hershey	54	Mr. Hershey has served as Executive Vice President – Loan Administration of the Bank since March 2005. Prior to that, Mr. Hershey served as Senior Vice President – Loan Administration of the Bank from 2000 to 2005 and Vice President and Business Development Officer of the Bank from 1998 to 2000. Mr. Hershey has been in the banking industry for over 29 years.

Christopher T. Martin	39	Mr. Martin has served as Executive Vice President – Operations of the Bank since March 2005. He had previously served as Senior Vice President – Operations of the Bank from 2003 to 2005 and Vice President - Information Technology of the Bank from 2002 to 2003. Prior to joining the Bank, Mr. Martin owned and operated Complete Computer, Inc., an information technology service company, from 1986 through 2002.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of March 21, 2008, regarding the number of shares of Common Stock beneficially owned by all directors (who are also all of the director nominees), by the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the director or executive officer living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time, plus shares held in certain trust relationships that may be deemed to be beneficially owned by the nominees under the rules and regulations of the Securities and Exchange Commission (the “SEC”); however, the inclusion of such shares does not constitute an admission of beneficial ownership.

The address for each of the following individuals is First National Corporation, 112 West King Street, Strasburg, Virginia 22657.

Stock Ownership Table

Name	Shares of Common Stock Beneficially Owned (1)		Percent of Class (%)
Douglas C. Arthur	19,909	(2)	*
M. Shane Bell	100		*
Marshall J. Beverley, Jr.	6,224		*
Byron A. Brill	58,619	(2)	2.00%
Elizabeth H. Cottrell	48,437	(3)	1.66%
James A. Davis	4,740	(2)	*
Dennis A. Dysart	2,210		*
Christopher E. French	24,985	(2)(4)	*
J. Andrew Hershey	570		*
John K. Marlow	61,029	(2)(3)	2.09%
W. Allen Nicholls	24,689		*
Henry L. Shirkey	1,481		*
Gerald F. Smith, Jr.	4,000
Harry S. Smith	48,150	(3)	1.65%
James R. Wilkins, III	198,180	(2)	6.78%
All executive officers and directors as a group (16 persons)	412,065	(2)(3)	14.10%

*	Indicates that holdings amount to less than 1% of the issued and outstanding Common Stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)	Amounts presented include shares of Common Stock that the individuals beneficially own indirectly through family members and affiliated companies and other entities, as follows: Mr. Arthur, 268; Dr. Brill, 9,507; Dr. Davis, 1,405; Mr. French, 19,305; Mr. Marlow, 12,000; and Mr. Wilkins, 95,837.
(3)	Amounts presented include 45,629 shares of Common Stock held in the First National Corporation Employee Stock Ownership Plan and Trust (the “ESOP”). Mrs. Cottrell and Messrs. Marlow and Smith serve as trustees of the ESOP and have certain voting and dispositive powers with respect to such shares.
(4)	Mr. French has disclaimed Beneficial Ownership of 3,680 shares owned directly by his spouse.

Stock Ownership of Certain Beneficial Owners

The following table sets forth, as of March 21, 2008, certain information with respect to the beneficial ownership of shares of Common Stock by each person who owns, to the Company’s knowledge, more than 5% of the outstanding shares of Common Stock.

Name and Address	Number of Shares		Percent of Class (%)
James R. Wilkins, III 1016 Lake St. Clair Drive Winchester, Virginia 22603	198,180	(1)	6.78%

(1)	Amounts presented include 95,837 shares of Common Stock that Mr. Wilkins beneficially owns indirectly through family members and affiliated companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during fiscal year 2007, all filing requirements applicable to its officers and directors were satisfied, except for the following transactions that were inadvertently filed late. John K. Marlow, a director, indirectly purchased shares of Common Stock in April 2007. This transaction was filed late on Form 4 in April 2007. James R. Wilkins, III, a director, indirectly purchased shares of Common Stock in November 2007. This transaction was filed late on Form 5 in February 2008.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

The business and affairs of the Company are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Code of Conduct and Ethics

The Audit and Compliance Committee of the Board has approved a Code of Conduct and Ethics for the Company’s directors and employees, including the principal executive officer and principal financial and accounting officer. The Code addresses such topics as protection and proper use of the Company’s assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. It is available on the Company’s web page at www.firstbank-va.com.

Board and Committee Meeting Attendance

Meetings of the Board are regularly held, at least once per quarter, including an organizational meeting following the conclusion of each Annual Meeting of Shareholders. There were 6 meetings of the Board in 2007. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board and meetings of committees of which the director was a member in 2007.

Director Independence

The Board has determined that the following directors are independent as that term is defined in the listing standards of the Nasdaq Stock Market, Inc. (“NASDAQ”):

Douglas C. Arthur	Christopher E. French	Gerald F. Smith, Jr.
Byron A. Brill	John K. Marlow	James R. Wilkins
Elizabeth H. Cottrell	W. Allen Nicholls
James A. Davis	Henry L. Shirkey

The Board considered all relationships that directors had with the Company in determining independence. Douglas C. Arthur received fees from the Company for performing real estate settlement services, for Bank loan customers, through the law firm of Arthur, Allamong and Brown. The Board determined that these transactions did not impair his independence under NASDAQ listing standards.

There are no other transactions, relationships or arrangements between the Company and any of the other independent directors except as set forth in “Certain Relationships and Related Party Transactions” on page 15 of this Proxy Statement. Charles E. Maddox, Jr., a director that passed away during 2007, was independent as that term is defined in the listing standards of NASDAQ during his service.

Committees

The Company has three standing committees: Audit and Compliance, Compensation and Nominating. Information regarding these committees is provided below.

The members of the Audit and Compliance Committee are:

Christopher E. French (Chair)

Elizabeth H. Cottrell

James A. Davis

John K. Marlow

Gerald F. Smith, Jr.

The Audit and Compliance Committee assists the Board in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the internal audit function. The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attestation services for the Company. The Board has adopted a written charter for the Audit and Compliance Committee. The Audit and Compliance Committee Charter is available on the Company’s web page at www.firstbank-va.com.

The Board has determined in its business judgment that all members of the Audit and Compliance Committee satisfy the independence and financial literacy requirements for audit committee members under NASDAQ listing standards and applicable SEC regulations. In addition, the Board has determined that Mr. Gerald F. Smith, Jr. qualifies as an audit committee financial expert as defined by SEC regulations and has designated him as the Company’s Audit Committee Financial Expert.

The Audit and Compliance Committee met four times during the year ended December 31, 2007. For additional information regarding the Audit and Compliance Committee, see “Audit and Compliance Committee Report” on page 16 of this Proxy Statement.

The members of the Compensation Committee are:

Elizabeth H. Cottrell (Chair)

Byron A. Brill

James A. Davis

John K. Marlow

The Compensation Committee reviews and recommends the levels and types of compensation of officers and employees, including salaries, bonuses and benefits to the Board. The Committee also reviews and recommends employment agreements and other compensation related matters, including fees paid to directors of the Company. The Committee is responsible for assisting the Board in attracting, motivating and retaining high-quality executives that will advance the interests of shareholders and for delivering levels of compensation that are commensurate with performance. The Board has adopted a written charter for the Compensation Committee. The Compensation Committee Charter is available on the Company’s web page at www.firstbank-va.com.

Management provides compensation recommendations for the Committee’s consideration and manages the Company’s executive compensation programs, policies and governance. Direct responsibilities of management include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with the Company’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives; and

•	recommending pay levels and bonus payouts for executive officers other than the chief executive officer.

In September 2004, the Committee utilized a compensation consultant to assist in the development and evaluation of compensation policies and the Committee’s determinations of compensation awards. The role of the consultant was to provide independent, third-party advice and expertise in executive compensation issues. Compensation policies have not been changed since the development and evaluation of compensation policies and awards in 2004.

The Board has determined in its business judgment that all members of the Compensation Committee are independent as that term is defined in the listing standards of the NASDAQ. The Compensation Committee met three times during the year ended December 31, 2007.

The members of the Nominating Committee are:

John K. Marlow (Chair)

Elizabeth H. Cottrell

James A. Davis

Henry L. Shirkey

James R. Wilkins, III

The Nominating Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Committee also facilitates the Board’s periodic self-evaluation, evaluates the adequacy of the current Board membership and assists with corporate governance matters, including the determination of board and committee independence.

The Board has adopted a written charter for the Nominating Committee. The Nominating Committee Charter is available on the Company’s web page at www.firstbank-va.com.

The Board has determined in its business judgment that all members of the Nominating Committee are independent as that term is defined in the listing standards of NASDAQ. The Nominating Committee met four times during the year ended December 31, 2007.

Director Selection Process

The Nominating Committee operates under a written Charter. The Committee has established procedures that provide guidance for evaluating the composition of the Board, current directors and director nominees. Procedures include, but are not limited to the following processes and evaluation criteria:

The Process

•	Evaluating the need for additional Board positions;

•	Considering candidates for Board membership suggested by its members and other Board members, as well as management and shareholders;

•	Consulting about potential candidates with the Chairman of the Board, the Chief Executive Officer, and other Directors as appropriate;

•	Evaluating the prospective nominee against the specific criteria established for the position, including, but not limited to the criteria below;

•	Interviewing the nominee, if the Committee decides to proceed with further consideration;

•	Recommending an action to the full Board that makes the final determination whether to nominate or appoint the new Director after considering the Committee’s report; and

•	Generally maintaining criteria for Board positions which are utilized to evaluate directors and director nominees.

The Evaluation Criteria

•	The ability to represent the interests of the shareholders of the Company;

•	Standards of integrity, commitment and independence of thought and judgment;

•	The ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	The extent of contribution to the range of talent, skill and expertise appropriate for the Board;

•	The willingness to meet at least the minimum equity interest holding required by law; and

•	The willingness to serve on the Board for an appropriate period of time to develop comprehensive knowledge about the Company’s principal operations.

In the consideration of director nominees, including any nominee that a shareholder may submit formally (as described below) or informally (by contacting a director), the Board considers, at a minimum, the above factors for new directors, or the continued service of existing directors.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Nominating Committee in connection with an annual meeting if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2008 Annual Meeting, the notice must be received within the time frame set forth in “Shareholder Communications” on page 18 of this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section F, of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of First National Corporation, whose address is First National Corporation, 112 West King Street, Strasburg, Virginia, 22657.

Attendance at the Meeting

The Company encourages members of the Board to attend the Annual Meeting of Shareholders. All directors attended the 2007 Annual Meeting.

Communications with Directors

Any director may be contacted by writing to him or her c/o First National Corporation, 112 West King Street, Strasburg, Virginia, 22657. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of First National Corporation. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

EXECUTIVE COMPENSATION

The Company strives to attract, motivate and retain high-quality executives by providing total compensation that is performance-based and competitive with the various labor markets and industries in which the Company competes for talent. The Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Overall, the Company designs its compensation plan to support the corporate business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement, retaining and recruiting executive talent, and creating strong performance aligned with shareholders’ interest. The Company seeks to achieve these objectives through two key compensation elements, a base salary and a performance-based annual cash bonus.

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the Chief Executive Officer and the two other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2007 for services rendered to the Company during 2006 and 2007. These three executive officers are referred to as the named executive officers in this proxy statement. The named executive officers receive compensation from First Bank, a wholly-owned subsidiary of First National Corporation. The named executive officers do not receive any compensation from the Company. Employment agreements for named executive officers are described in more detail below under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” on page 13 of this proxy statement. There were no long-term compensation awards granted in 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)(3)	Total ($)
Harry S. Smith President Chief Executive Officer	2007	262,308	—	47,740	—	13,535	323,583
	2006	225,000	—	29,830	—	31,844	286,674

Dennis A. Dysart Executive Vice President Chief Administrative Officer	2007	156,250	—	21,563	—	5,953	183,766
	2006	147,083	—	15,210	—	5,872	168,165

J. Andrew Hershey Executive Vice President Loan Administration	2007	151,250	—	19,738	—	9,668	180,656
	2006	142,222	—	16,356	—	8,853	167,431

(1)	This column represents bonus amounts earned during 2007 and 2006 under the Company’s performance-based compensation plan for achievements relating to Company and individual performance for the 2007 and 2006 fiscal years, respectively.
(2)	(“All Other Compensation” represents matching contributions by the Company to the named executive officer’s account in the Company’s 401(k) plan, life insurance premiums and club dues paid on their behalf, and a vehicle allowance.
(3)	The vehicle allowance and club dues for Harry S. Smith were eliminated during 2007, and as a result, his salary was adjusted by $20,000.

Performance-Based Compensation Plan

The annual bonus process for named executive officers involves four basic steps utilized to administer the Company’s Performance-Based Compensation Plan:

•	At the outset of the year:

(1)	Set overall Company performance goals for the year;

(2)	Set individual performance measures for the year; and

(3)	Set a target bonus for each individual.

•	After the end of the year:

(4)	Measure actual performance (individual and Company-wide) against the Company performance goals and individual performance measures to determine the appropriate adjustment to the target bonus, as well as other performance considerations related to unforeseen events during the year.

Under the performance-based compensation plan, the Board reserves the right to withhold or adjust individual awards provided that the Board notifies the executive officer, in writing, within a reasonable period of time following the decision to withhold. In addition, unless the Board deems otherwise, awards will not be paid if minimum profitability levels and regulatory ratings are not obtained. The Board has not exercised its discretion to withhold bonus payments in the past.

At the beginning of 2007, the Compensation Committee established the following Company performance goal for 2007 bonuses based upon the following financial measure:

•	Earnings per share growth, versus last year, as compared to an external peer group.

The Committee established a target range for earnings per share growth, based on the financial plan that included a minimum that was required to be attained in order to receive any payment from the Company performance portion. This goal was to be measured against an external peer group which was comprised of Virginia-based financial institutions of similar size. If the minimum performance level was not met, the measure would result in no bonus payment.

Individual performance was then measured and compared to specific goals that were established for each executive officer at the beginning of 2007 that included minimum performance goals, target performance goals and optimum performance goals.

Employment Agreements

Effective as of October 1, 2002, the Company entered into employment contracts with Harry S. Smith, Dennis A. Dysart and J. Andrew Hershey. These contracts were amended June 1, 2007. The contract with Harry S. Smith provides for his service as President and Chief Executive Officer of both the Company and the Bank at an initial base annual salary of $270,000. The contracts with Dennis A. Dysart and J. Andrew Hershey provide for their services in senior management or executive capacities at initial base annual salaries of $157,500 and $152,500, respectively.

Retirement Benefits

The Bank has a noncontributory, defined benefit pension plan for all full-time employees over 21 years of age with at least one year of credited service. Benefits are generally based upon years of service and average compensation for the five highest-paid consecutive years of service. The Bank’s funding practice has been to make at least the minimum required annual contribution permitted by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.

The Company also maintains a 401(k) plan and an employee stock ownership plan (ESOP) for all eligible employees. All employees who work at least one thousand hours per year are eligible for the 401(k) plan and the ESOP.

The Company did not provide nonqualified deferred compensation plans for employees during 2007.

Potential Payments Upon Termination or Change of Control

Each employment contract with a named executive officer is for a rolling two-year term, and the executive officer is eligible for base salary increases and bonuses as determined by the Board. The officer’s employment may be terminated by the Company with or without cause. If he resigns for “good reason” or is terminated without “cause” (as those terms are defined in the respective employment agreement), however, he is entitled to his salary and benefits for the remainder of his contract. If his employment terminates for good reason or without cause within one year of a change in control of the Company, he will be entitled to severance payments approximately equal to 299% of his annual cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended. The following table provides payments that could be due the named executive officers under different scenarios:

Potential Payments Upon Termination or Change of Control

Name	Terminate Employment for Good Reason or Without Cause ($)(1)	Terminate Employment for Good Reason or Without Cause within 12 months post Change of Control ($)(2)
Harry S. Smith	540,000	807,300
Dennis A. Dysart	315,000	470,925
J. Andrew Hershey	305,000	455,975

(1)	Mr. Smith, Mr. Dysart and Mr. Hershey would have received the payments from the Company shown in the above table for termination of employment between March 1, 2007 and February 29, 2008 for Good Reason or without Cause. Between March 1, 2007 and May 31, 2007, payments would have been made to these executives in equal monthly payments over a twenty-four month period. Between June 1, 2007 and February 29, 2008, payments would have been made to these executives in the form of a lump sum payment on the date of termination.
(2)	Mr. Smith, Mr. Dysart and Mr. Hershey would have received the payments from the Company shown above for termination of employment between March 1, 2007 and February 29, 2008 for Good Reason or without Cause within 12 months post Change of Control. Between March 1, 2007 and May 31, 2007, 99% of the executive’s current base salary would have been paid at termination date. In addition, payments totaling 200% of the executive’s base salary would have been paid to the executive in equal monthly payments over a twenty-four month period following termination. Between June 1, 2007 and February 29, 2008, a lump sum payment equal to 299% of the executive’s current base salary would have been paid at termination date.

Each contract also contains a covenant not to compete that is in effect while the officer is an officer and employee of the Company and for a 12-month period after termination of his employment.

Each named executive officer may also elect to receive pension benefits, which the Company makes available generally to all full-time employees, upon the termination of employment for any reason.

Other Compensation

The Company has not made any grants of stock options or stock awards to its named executive officers, and it does not have any stock-based incentive plans. In addition, none of the named executive officers hold any unexercised stock options or unvested stock awards as of December 31, 2007.

Director Compensation

The following table provides information about the components of director compensation for the year ended December 31, 2007.

Director Compensation

Name	Fees Earned ($) (1)	All Other Compensation ($) (2)	Total ($)
Douglas C. Arthur	21,600	14,805	36,405
Byron A. Brill	20,400	12,350	32,750
Elizabeth H. Cottrell	19,800	10,880	30,680
James A. Davis	19,250	13,721	32,971
Christopher E. French	19,800	7,998	27,798
Charles E. Maddox, Jr. (3)	17,550	13,041	30,591
John K. Marlow	19,800	21,790	41,590
W. Allen Nicholls	19,800	13,481	33,281
Henry L. Shirkey	19,800	14,621	34,421
Gerald F. Smith, Jr. (4)	3,400	—	3,400
James R. Wilkins, III	19,800	7,094	26,894

(1)	Amounts represent retainer fees and attendance fees paid by the Company to directors on a monthly basis for board meetings.
(2)	Amounts represent life insurance premiums paid by the Bank pursuant to the director’s Split Dollar Life Insurance Plan. The policies are owned by the Bank and the premium payments are expected to be recovered by the Bank under the Split Dollar Life Insurance Plan. Directors have designated beneficiaries that are entitled to a potential death benefit totaling $100,000.
(3)	Charles E. Maddox, Jr. passed away during 2007.
(4)	Gerald F. Smith, Jr. was appointed as a director in October 2007.

Non-employee directors receive a retainer fee of $1,700 per month. They do not receive additional fees for attending meetings. The Chairman of the Board receives an additional retainer fee of $150 per month, and the Vice Chairman of the Board receives an additional retainer fee of $50 per month. Harry S. Smith, President and Chief Executive Officer of the Company, does not receive fees for his service on the Board.

In 1999, the Bank adopted a Director Split Dollar Life Insurance Plan (the “Plan”). The Plan currently provides life insurance coverage to 9 non-employee directors of the Bank, all of whom are also directors of the Company. Gerald F. Smith, Jr. and Harry S. Smith do not currently participate in the Plan, but the Company plans to offer life insurance coverage under the Plan to Gerald F. Smith, Jr. The Bank owns the policies and is entitled to all values and proceeds. The Plan provides retirement benefits and the payment of benefits at the death of the insured director. Payments of benefits at the death of the insured director will be split between the Bank and the director’s beneficiary. The amount of benefits will be determined by the performance of the policies over each director’s life. During the year ended December 31, 2007, the Bank paid premiums in an aggregate amount of $129,781 for the benefit of directors under the Plan.

Certain Relationships and Related Party Transactions

Some of the directors and officers of the Company are customers of the Bank. No loans to directors or officers involve more than the normal risks of collectability or present other unfavorable features. None of the loans are non-accrual, past-due, restricted or considered potential problem loans. All such loans were made in the ordinary course of business and were originated on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company or the Bank. The balances of loans to directors, executive officers and their associates totaled $8,382,824 at December 31, 2007 or 22.1% of the Company’s equity at that date.

The Company has adopted a formal written policy that covers the review and approval of related person transactions by the Board. The Board reviews all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. Based on the Company’s Conflict of Interest Policy, the Board also has the responsibility to review conflicts of interest involving directors or executive officers.

AUDIT-RELATED MATTERS

Audit and Compliance Committee Report

The Audit and Compliance Committee is comprised of five directors, each of whom is independent within the meaning of the listing standards of NASDAQ. The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors. The Audit and Compliance Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for:

•	Establishing and maintaining the Company’s internal controls over financial reporting;

•	The preparation, presentation and integrity of the Company’s consolidated financial statements; and

•	Compliance with laws and regulations and ethical business standards.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements.

The Audit and Compliance Committee is responsible for:

•	Monitoring, overseeing and reviewing the accounting and financial reporting processes of the Company; and

•

The appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attestation services for the Company.

In this context, the Audit and Compliance Committee has met and had discussions with management and Yount, Hyde & Barbour, P.C., the Company’s independent registered public accounting firm.

Management represented to the Audit and Compliance Committee that the Company’s consolidated financial statements for the year ended December 31, 2007 were prepared in accordance with U.S. generally accepted accounting principles. The Audit and Compliance Committee has reviewed and discussed these consolidated financial statements with management and Yount, Hyde & Barbour, P.C., including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made by management in connection with the preparation of such financial statements.

The Audit and Compliance Committee has discussed with Yount, Hyde & Barbour, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards), as modified and supplemented. The Audit and Compliance Committee has received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Yount, Hyde & Barbour, P.C. the firm’s independence from the Company. Moreover, the Audit and Compliance Committee has considered whether the provision of the audit services described above is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon its discussions with management and Yount, Hyde & Barbour, P.C. and its review of the representations of management and the report of Yount, Hyde & Barbour, P.C. to the Audit and Compliance Committee, the Audit and Compliance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. By recommending that the audited consolidated financial statements be so included, the Audit and Compliance Committee is not providing an opinion on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Members of the Audit and Compliance Committee:

Christopher E. French (Chair)

Elizabeth H. Cottrell

James A. Davis

John K. Marlow

Gerald F. Smith, Jr.

Policy for Approval of Audit and Permitted Non-Audit Services

All audit-related services, tax services and other services, as described above, were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Compliance Committee Charter provides for pre-approval of the auditor’s fees and is available on the Company’s web page at www.firstbank-va.com. As provided for in the Charter, the Committee reviews, prior to the annual external audit, the scope and general extent of the auditor’s audit procedures, including their engagement letter. The Committee also reviews the extent of non-audit services provided by the external auditors in relation to the objectivity needed in their audit. It was determined the external auditors maintained objectivity considering the non-audit services provided.

Auditor Fees and Services

Audit Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $52,450 for 2007 and $48,650 for 2006.

Audit-Related Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2007 and 2006 were $55,900 and $43,905. These services included Information Technology systems audits, ACH agreed-upon procedures, Public Funds agreed-upon procedures, the Trust and Asset Management Department examination, Employee Benefit Plan audits and pre-approved consultation concerning management’s assessment of internal controls over financial reporting, financial accounting and reporting standards, and other related issues for the fiscal years ended December 31, 2007 and 2006.

Tax Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2007 and 2006 were $7,250 and $6,700, respectively. During 2007 and 2006, these services included preparation of federal and state income tax returns.

All Other Fees

There were no other fees billed by Yount, Hyde & Barbour, P.C. during the fiscal years ended December 31, 2007 and 2006.

Appointment of Independent Registered Public Accounting Firm

The Audit and Compliance Committee of the Board has appointed Yount, Hyde & Barbour, P.C. to perform the audit of the Company’s consolidated financial statements for the year ending December 31, 2008. Yount, Hyde & Barbour, P.C. has acted as the Company’s auditors for the past 21 years and has reported on financial statements during that period. Representatives from Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

OTHER INFORMATION

Shareholder Communications

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at 112 West King Street, Strasburg, Virginia 22657, no later than December 9, 2008, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company presently anticipates holding the 2009 Annual Meeting of Shareholders on May 12, 2009.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Secretary of First National Corporation not less than 60 days and not more than 90 days prior to the date of the meeting. Based upon an anticipated date of May 12, 2009 for the 2009 Annual Meeting of Shareholders, the Company must receive such notice no later than March 13, 2009 and no earlier than February 11, 2009. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor, and other specified matters regarding the shareholder giving the notice. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of First National Corporation.

Annual Report to Shareholders

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2007 accompanies this Proxy Statement. Additional copies may be obtained by written request to the Secretary of First National Corporation at the address indicated below. The Annual Report is not part of the proxy solicitation materials.

Upon receipt of a written request of any person who, on the record date, was record owner of shares of common stock or who represents in good faith that he or she was on such date the beneficial owner of shares of common stock entitled to vote at the Annual Meeting of Shareholders, the Company will furnish to such person, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2007 and its quarterly reports on Form 10-Q and the exhibits thereto required to be filed with the SEC under the Exchange Act. Any such request should be made in writing to M. Shane Bell, Chief Financial Officer, First National Corporation, 112 West King Street, Strasburg, Virginia 22657. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q are not part of the proxy solicitation materials.

Other Matters

The Board of First National Corporation is not aware of any other matters that may come before the Annual Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	FIRST NATIONAL CORPORATION FXNC-BB		For	With- hold	For All Except

ANNUAL MEETING OF SHAREHOLDERS

May 13, 2008

The undersigned hereby appoints the official proxy committee, consisting of Byron A. Brill, W. Allen Nicholls and Elizabeth H. Cottrell, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of First National Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at Millwood Station, 252 Costello Drive, Winchester, VA on May 13, 2008 at 11:00 A.M. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐
		DIRECTORS Douglas C. Arthur Byron A. Brill Elizabeth H. Cottrell James A. Davis		Christopher E. French John K. Marlow W. Allen Nicholls Henry L. Shirkey	Gerald F. Smith, Jr. Harry S. Smith James R. Wilkins, III

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
			PLEASE MARK BOX IF YOU PLAN TO ATTEND THE MEETING.			☐

The Board of Directors recommends a vote “FOR” all directors.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE PROXY COMMITTEE. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Please be sure to sign and date this Proxy in the box below.		Date

Shareholder sign above Co-holder (if any) sign above

+	+

¿ Detach above card, sign, date and mail in postage paid envelope provided. ¿

FIRST NATIONAL CORPORATION

Should the above-signed be present and elect to vote at the Annual Meeting or at any adjournment or postponement thereof, and after notification to the Secretary of the Corporation at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Corporation at the following address: Registrar and Transfer Company, P.O. Box 1010, Cranford, NJ 07016 or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The above-signed acknowledges receipt from the Corporation, prior to the execution of this proxy of a notice of the Annual Meeting, a proxy statement dated April 8, 2008 and audited financial statements.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Only one of several joint owners need sign.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.